Exhibit 10.1

LOAN AND SECURITY AGREEMENT

DATED AS OF DECEMBER 26, 2003

AMONG

GENERAL ELECTRIC CAPITAL CORPORATION,

AS LENDER,

AND

BRONCO DRILLING COMPANY, L.L.C.,

AND

ELK HILL DRILLING, INC.,

AND

WRANGLER EQUIPMENT LLC,

JOINTLY AND SEVERALLY, AS BORROWERS

INDEX OF EXHIBITS AND SCHEDULES

Schedule A	—	Definitions
Schedule B	—	Lender’s and Borrowers’ Addresses for Notices
Schedule C	—	Fees and Expenses
Schedule D	—	Schedule of Documents
Schedule E	—	Financial Covenants

Disclosure Schedule (1.3)	—	Use of Proceeds
Disclosure Schedule (3.2)	—	Places of Business; Corporate Names
Disclosure Schedule (3.6)	—	Real Estate
Disclosure Schedule (3.7)	—	Stock; Affiliates
Disclosure Schedule (3.9)	—	Taxes
Disclosure Schedule (3.11)	—	ERISA
Disclosure Schedule (3.12)	—	Litigation
Disclosure Schedule (3.13)	—	Intellectual Property
Disclosure Schedule (3.15)	—	Environmental Matters
Disclosure Schedule (3.16)	—	Insurance
Disclosure Schedule (3.18)	—	Reserved
Disclosure Schedule (5(b))	—	Indebtedness
Disclosure Schedule (5(e))	—	Liens
Disclosure Schedule (6.1)	—	Actions to Perfect Liens

Exhibit A	-	Other Reports and Information
Exhibit B	-	Reserved
Exhibit C	-	Form of Term Note
Exhibit D	-	Form of Secretarial Certificate
Exhibit E	-	Form of Power of Attorney
Exhibit F	-	Form of Certificate of Compliance
Exhibit G	-	Form of Notice of Term Loan Advance

GE Capital

TRANSACTION SUMMARY AS OF THE DATE OF THIS AGREEMENT

TERM LOAN

Maximum Amount:	$12,000,000.

Closing Date:	December 26, 2003.

Funding Period:	From the Closing Date to and including the Commitment Termination Date.

Term:	For the initial Term Loan Advance: from the Closing Date to the related Stated Maturity Date.

For each additional Term Loan Advance, from the Funding Date to the related Stated Maturity Date.

Amortization:	For each Term Loan Advance, 1.6667% of the original principal amount of such Term Loan Advance payable on each Principal Payment Date.

Stated Maturity Date:	For each Term Loan Advance, 59 months after the first Principal Payment Date of such Term Loan Advance, but in no event later than July 1, 2009.

Loan Rate:	LIBOR plus 5.00%, as determined in accordance with Section 1.5

FEES

Closing Fee:	1.50% of the Maximum Amount payable on the Closing Date less any good faith deposit of Borrowers on deposit with Lender remaining after payment of the Fees paid by Lender, including those paid on behalf of Borrowers, in connection with this transaction.

Unused Fee:	For each day during the Funding Period, an amount equal to the Maximum Amount less the aggregate original principal amount of the Term Loan Advances as of such day multiplied by 0.50%, the product of which is then divided by 360, which shall be payable monthly, in arrears, and based upon the actual number of days in such month.

Prepayment Fee:	Except as otherwise provided in this Agreement, if prepayment occurs during Loan Year One, 5% of the amount prepaid, if prepayment occurs during Loan Year Two, 4% of the amount prepaid, if prepayment occurs during Loan Year Three, 3% of the amount prepaid, if prepayment occurs during Loan Year Four, 2% of the amount prepaid and if prepayment occurs during Loan Year Five, 1% of the amount prepaid.

The Loan described generally here is established and governed by the terms and conditions set forth below in this Agreement and the other Loan Documents, and if there is any conflict between this general description and the express terms and conditions below or elsewhere in the Loan Documents, such other express terms and conditions shall control.

This LOAN AND SECURITY AGREEMENT is dated as of December 26, 2003, and agreed to by and among BRONCO DRILLING COMPANY, L.L.C., an Oklahoma limited liability company (together with its successors and assigns, “Bronco”), ELK HILL DRILLING, INC., a Texas corporation (together with its successors and assigns, “Elk Hill”), WRANGLER EQUIPMENT LLC, an Oklahoma limited liability company (together with its successors and assigns, “Wrangler”; Bronco, Elk Hill and Wrangler, each a “Borrower” and, together, “Borrowers”), jointly and severally as borrowers, and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (together with its successors and assigns, “Lender”).

RECITALS

A. Borrowers desire to obtain the Loan and other financial accommodations from Lender and Lender is willing to provide the Loan and accommodations all in accordance with the terms of this Agreement.

B. Capitalized terms used herein shall have the meanings assigned to them in Schedule A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Schedule A shall govern. All schedules, attachments, addenda and exhibits hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, constitute but a single agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	AMOUNT AND TERMS OF CREDIT

1.1 Loan. (a) Term Loan Advances. Subject to the terms and conditions of this Agreement, during the Funding Period, Lender agrees to make an advance (each, a “Term Loan Advance”) under the Term Loan to Borrowers on the Closing Date and each Funding Date in the original principal amount specified in the related Notice of Term Loan Advance; provided, however, the aggregate original principal amount of all Term Loan Advances shall not exceed the Maximum Amount. Unless otherwise consented to by Lender, not more than one Term Loan Advance shall be funded in any calendar month, and each Term Loan Advance shall be in an original principal amount of at least $3,000,000. Upon the Commitment Termination Date, the obligation of Lender to make Term Loan Advances shall immediately terminate. On or prior to the Closing Date, Borrowers shall execute and deliver to Lender the Term Note, which shall evidence the Loan. The Loan shall be repayable in accordance with the terms of the Term Note and this Agreement. Borrowers’ obligation to repay the Loan shall commence on the Closing Date.

(b) Borrowers shall request each Term Loan Advance by written notice to Lender substantially in the form of Exhibit G (each a “Notice of Term Loan Advance”) given no later than 10:00 a.m., Eastern Time, on the fifth Business Day prior to the proposed date of advance. Elk Hill and Wrangler hereby appoint Bronco to act for and on behalf of Elk Hill and Wrangler as their agent to execute and submit each Notice of Term Loan Advance and to take all other action hereunder on behalf of Borrowers. Lender shall be fully protected under this Agreement in relying upon, and shall be entitled to rely upon, (i) any Notice of Term Loan Advance believed by Lender to be genuine, and (ii) the assumption that the Persons making electronic requests or executing and delivering a Notice of Term Loan Advance were duly authorized, unless the responsible individual acting thereon for Lender shall have actual knowledge to the contrary. As an accommodation to Borrowers, Lender may (but shall not be required to) permit telephonic, electronic, or facsimile requests for a Term Loan Advance and electronic or facsimile transmittal of instructions, authorizations, agreements or reports to Lender by Bronco. Unless Bronco specifically directs Lender in writing not to accept or act upon telephonic, facsimile or electronic communications from Bronco, Lender shall have no liability to Borrowers for any loss or damage suffered by any Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Bronco, and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.

(c) In connection with each Term Loan Advance, Borrowers authorize Lender to amend or supplement Schedule 2 to the Term Note (which shall be effective without the consent of any Borrower) to reflect the original principal amount of such Term Loan Advance.

1.2 Payments and Prepayment. (a) On each Principal Payment Date, Borrowers shall pay the aggregate principal payments (if any) owed with respect to the Loan as set forth in the Term Note, and on each Payment Date, Borrowers shall pay accrued and unpaid interest on the Loan as provided in Section 1.5; provided, however, on the Stated Maturity Date of the final Term Loan Advance or date of acceleration of the Loan, Borrowers shall repay in full the aggregate then outstanding principal amount of the Loan plus all accrued and unpaid interest thereon, any Prepayment Fee and all other amounts owed hereunder related to such Loan.

(b) Borrowers shall have the right, on a Payment Date and upon 60 days’ prior written notice to Lender, to (i) terminate voluntarily Borrowers’ right to receive or benefit from, and Lender’s obligation to make and to incur, Term Loan Advances, (ii) prepay the entire Loan in whole or such portion thereof in increments of $100,000 and (iii) prepay all of the Obligations or such portion thereof in increments of $100,000. If Borrowers exercise their right of termination and prepayment, or if Lender’s obligation to make Term Loan Advances is terminated for any reason prior to the Stated Expiry Date (including (without limitation) as a result of the occurrence of a Default or as a result of the refinancing of the Loan by a party other than Lender and regardless of whether Borrowers presented Lender with the opportunity to participate in any such refinancing), Borrowers shall pay to Lender the outstanding principal amount of the Loan, all accrued and unpaid interest thereon, all other amounts owed under any Loan Document and the aggregate Prepayment Fee for the Loan, which shall not be refundable; provided, that Borrowers shall not have an obligation to pay to Lender any Prepayment Fee if Lender elects to refinance all of the Loan; provided, further, that if any portion of the Loan is refinanced by a Person other than Lender, Borrowers shall pay to Lender the Prepayment Fee applicable to such portion of the Loan refinanced by a Person other than Lender.

(c) Upon any acceleration of the Loan pursuant to this Agreement or any Loan Document, Borrowers shall immediately repay all (or if only a portion is accelerated thereunder, such portion of) the Loan then outstanding, including accrued and unpaid interest thereon, plus the aggregate Prepayment Fee for such Loan and all other Obligations.

(d)(i) Upon any sale or other disposition of any of the Collateral, Borrowers shall immediately repay with the proceeds of such sale or other disposition all or a portion, as applicable, of the Loan, including accrued and unpaid interest on the amount prepaid, plus the aggregate Prepayment Fee for the portion of the principal prepaid and all other amounts owed under the Loan Documents.

(ii) Notwithstanding the foregoing subsection (i), Borrowers shall not be required to repay the Loan with the proceeds of the sale or sales of Inventory of Wrangler, but only if (A) such sale or sales of such Inventory of Wrangler, in aggregate from the Closing Date to and including the Termination Date, does not exceed 25% of the aggregate appraised value of all Inventory of Wrangler as determined by the Wrangler Appraisal and (B) the proceeds of such sale are retained by Borrowers for working capital purposes.

(iii) Notwithstanding the foregoing subsection (i), but in all cases subject to the limitations of the foregoing subsection (ii), for each Loan Year, Borrowers shall not be required to repay the Loan with the proceeds of the sale of Collateral with an aggregate original cost not exceeding the Minimum Actionable Amount; provided, further, that, for each Loan Year, upon the prior written consent of Lender, which consent shall be in Lender’s sole and absolute discretion, Borrowers shall not be required to repay the Loan with the proceeds of the sale of Collateral with an aggregate original cost exceeding the Minimum Actionable Amount.

(e) If all or any part of the Collateral is lost, stolen, destroyed or damaged beyond repair or if the Collateral, or any part thereof, shall be condemned for any reason, including without limitation fire or earthquake damage, or otherwise taken for public or quasi-public use under the power of eminent domain, or be transferred in lieu thereof (each such event, a “Loss Event,” and the Collateral, or any part thereof, subject to any such Loss Event, the “Affected Property”), Borrowers shall promptly notify Lender of such Loss Event, and, unless Borrowers repair or replace the Affected Property in accordance with this Agreement and any other Loan Document, Borrowers shall use the Net Proceeds to prepay the Loan by paying the Affected Property Amount. If, within 45 calendar days of any Loss Event, (i) Borrowers fail to notify Lender of such Loss Event, (ii) Borrowers and Lender fail to execute an amendment to this Agreement to delete the Affected Property and add the replacement property or (iii) Borrowers fail to pay the Affected Property Amount, then Lender may, at its sole discretion, use the Net Proceeds to prepay the Loan and all other Obligations owed to Lender. The Net Proceeds with respect to the Affected Property shall be made available by Lender to be applied to discharge Borrowers’ obligation under this Section.

1.3 Use of Proceeds. Borrowers shall use the proceeds of the Loan to refinance on the Closing Date certain outstanding Indebtedness and for working capital and other general corporate purposes.

1.4 Single Loan. The Loan and all of the other Obligations of Borrowers to Lender shall constitute one general obligation of Borrowers secured by all of the Collateral.

1.5 Interest. (a) Borrowers shall pay interest to Lender on the aggregate outstanding principal balance of the Loan at a floating rate equal to the LIBOR plus 5.00% per annum (the “Loan Rate”).

All computations of interest shall be made by Lender on the basis of a 360 day year, in each case for the actual number of days occurring in the period for which such interest or fee is payable. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. In no event will Lender charge interest at a rate that exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.

(b) Interest shall be payable on the aggregate outstanding principal amount of the Loan, in arrears, on each Payment Date.

(c) Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the Loan Rate shall automatically be increased by two percent per annum (such increased rate, the “Default Rate”), and all outstanding Obligations, including unpaid interest, shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations.

(d) If any interest or any other payment (including, without limitation, Unused Fees) to Lender under this Agreement becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

1.6 Late Charge. In the event Borrowers fail to pay any amounts due and payable hereunder or under any other Loan Document within five days of when due, whether by acceleration or otherwise, Lender may, at its option, whether immediately or at the time of final payment of such amounts, impose a late charge on Borrowers equal to five percent of the amount of each and every such past due payment notwithstanding the date on which such payment is actually paid to Lender. Any late charge imposed by Lender in accordance with this Section shall be due and payable on demand and shall be in addition to any interest due hereunder at the Default Rate and to the exercise by Lender of its rights and remedies hereunder following an Event of Default.

1.7 Fees. Borrowers agree to pay to Lender the Fees in the amounts and at the times set forth in Schedule C.

1.8 Receipt of Payments. Borrowers shall make each payment under this Agreement (not otherwise made pursuant to Section 1.9) without set-off, counterclaim or deduction and free and clear of all Taxes not later than 12:00 noon, Eastern Time, on the day when due in lawful money of the United States of America in immediately available funds to the Collection Account. If any Borrower shall be required by law to deduct any Taxes from any payment to Lender under any Loan Document, then the amount payable to Lender shall be increased so that, after making all required deductions, Lender receives an amount equal to that which it would have received had no such deductions been made. For purposes of computing interest and Fees, any payments received after 12:00 noon, Eastern Time, shall be deemed received by Lender on the Business Day following receipt of immediately available funds in the Collection Account.

1.9 Application and Allocation of Payments. Payments shall be applied to amounts then due and payable in the following order: (a) to Fees and expenses payable or reimbursable pursuant to Section 9.2, (b) to accrued and unpaid interest on the Loan, (c) to principal due on the Loan and (d) to all other Obligations.

1.10 Accounting. Lender is authorized to record on its books and records the date and amount of the Loan and each payment of principal thereof and such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Lender shall provide Borrowers on a monthly basis a statement and accounting of such recordations but any failure on the part of the Lender to keep any such recordation (or any errors therein) or to send a statement thereof to Borrowers shall not in any manner affect the obligation of Borrowers to repay any of the Obligations. Except to the extent that Borrowers shall, within 30 days after such statement and accounting is sent, notify Lender in writing of any objection Borrowers may have thereto (stating with particularity the basis for such objection), such statement and accounting shall be deemed final, binding and conclusive upon Borrowers, absent manifest error.

1.11 Indemnity. Borrowers and each other Credit Party executing any Loan Document jointly and severally agree to indemnify and hold Lender and its Affiliates, and their respective employees, attorneys and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement, the other Loan Documents, any other documents or transactions contemplated by or referred to herein or therein or any of the Collateral and any actions or failures to act with respect to any of the foregoing, including any and all product liabilities, Environmental Liabilities, Taxes and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”), except to the extent that any such Indemnified Liability is finally determined by a court of competent jurisdiction to have resulted solely and directly from such Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY CREDIT PARTY, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN

EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

1.12 Illegality or Inability to Determine LIBOR. (a) If Lender shall determine (which determination shall, upon notice thereof to Borrowers, be conclusive and binding on Borrowers) that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for Lender to perform its obligations hereunder to make, fund or maintain the Loan as a LIBOR based obligation, then, on notice thereof and demand therefor by Lender to Borrowers, the interest rate applicable to the Loan shall automatically convert into an amount per annum equal to Prime plus 3.00% (the “Adjusted Rate”) until such time as Lender shall notify Borrowers that Lender has determined that the circumstances causing such suspension no longer exist.

(b) If Lender shall determine (which determination shall, upon notice thereof to Borrowers, be conclusive and binding on Borrowers) that LIBOR cannot be determined in accordance with the definition thereof, Lender shall notify Borrowers, whereupon the interest rate applicable to the Loan shall thereafter be the Adjusted Rate.

1.13 Increased Costs. Borrowers agree to reimburse Lender for any increase in the cost to Lender of, or any reduction in the amount of any sum receivable by Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) the Loan based upon LIBOR (including, without limitation, any imposition or effectiveness of reserve requirements but excluding any costs resulting from reserve requirements taken into account in the definition of LIBOR) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority. Lender shall promptly notify Borrowers in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate Lender for such increased cost or reduced amount. Borrowers shall pay such additional amounts directly to Lender promptly (and, in any event, within ten Business Days of receipt of such notice), and such notice shall, in the absence of manifest error, be conclusive and binding on Borrowers.

1.14 Funding Losses. In the event of (a) the payment or prepayment of any principal of the Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), or (b) the failure by Borrowers to borrow or prepay the Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, Borrowers shall compensate Lender within ten Business Days after written demand from Lender for any loss, cost or expense attributable to such event. Such demand notice shall, in absence of manifest error, be conclusive and binding on Borrowers.

1.15 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by Lender or any Person controlling Lender, and Lender determines that the rate of return on its or such controlling Person’s capital as a consequence of its Commitment or the Loan made by Lender is reduced to a level below that which Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by Lender to Borrowers, Borrowers shall immediately pay directly to Lender additional amounts sufficient to compensate Lender or such controlling Person for such reduction in rate of return. A statement of Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrowers.

1.16 Joint and Several Obligations. (a) The Obligations of Bronco, Elk Hill and Wrangler (each, a “Co-Borrower”) under each Loan Document are joint and several. Each reference to the term “Borrowers” in each Loan Document shall be deemed to refer to each Co-Borrower; each representation and warranty made by Borrowers in any Loan Document shall be deemed to have been made by each Co-Borrower; each covenant and undertaking on the part of Borrowers under each Loan Document shall be deemed individually applicable with respect to each Co-Borrower; and each event constituting an Event of Default under this Agreement shall be determined with respect to each Co-Borrower. A separate action or actions may be brought and prosecuted against any Co-Borrower whether an action is brought against any other Co-Borrower or whether any other Co-Borrower is joined in any such action or actions. Each Co-Borrower waives any right to require Lender to: (i) proceed against any other Co-Borrower; (ii) proceed against or exhaust any security held from any other Co-Borrower; or (iii) pursue any other remedy in Lender’s power whatsoever. Notices under any Loan Document required to be provided to Borrowers shall be effective if provided to any Co-Borrower. Any consent on the part of Borrowers under any Loan Document shall be effective when provided by any Co-Borrower, and Lender shall be entitled to rely upon any notice or consent given by any Co-Borrower as being notice or consent given by Borrowers hereunder.

(b) In the event any obligation of Borrowers under any Loan Document is deemed to be an agreement by any Co-Borrower to answer for the debt or default of another Co-Borrower or as a hypothecation of property as security therefor, each Co-Borrower represents and warrants that: (i) no representation has been made to it as to the creditworthiness of any other Co-Borrower and (ii) it has established adequate means of obtaining from each other Co-Borrower on a continuing basis, financial or other information pertaining to each other Co-Borrower’s financial condition. Except as otherwise provided in the Loan Documents, each Co-Borrower expressly waives diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the taking by Lender of any additional security in which either Co-Borrower has an interest for the Obligations, or the alteration or release in any manner of any security now or hereafter held in connection with any obligations under any Loan Document, and consents that Lender and any Co-Borrower may deal with each other in connection with said obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including, without limitation, the renewal, extension, acceleration, changes in time for payment, and increases or decreases in any rent, rate of interest or other amounts owing, all without in any way altering the liability of any Co-Borrower, or affecting any security for such obligations. Upon the occurrence of an Event of Default, Lender is hereby expressly given the right, at its option, to proceed in the enforcement of such Obligations or Loan Document independently of any other remedy or security it may at any time hold in connection with such Obligations and it shall not be necessary for Lender to proceed upon or against and/or exhaust any other security or remedy before proceeding to enforce its rights against any Co-Borrower. Each Co-Borrower further waives any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to Lender by any Co-Borrower.

2.	CONDITIONS PRECEDENT

2.1 Conditions to the Loan. Lender shall not be obligated to make the initial Term Loan Advance or any additional Term Loan Advance or perform any other action hereunder until the following conditions have been satisfied in a manner satisfactory to Lender, in its sole discretion, or waived in writing by Lender:

(a) the Loan Documents to be delivered on or before the Closing Date shall have been duly executed and delivered by the appropriate parties, all as set forth in the Schedule of Documents (Schedule D);

(b) Lender shall have received evidence satisfactory to it that the insurance policies provided for in Section 3.16 are in full force and effect, together with appropriate evidence showing loss payable or additional insured clauses or endorsements in favor of Lender as required under such Section;

(c) Lender shall have received an opinion(s) of counsel to the Borrowers with respect to the Loan Documents in form and substance satisfactory to Lender;

(d) the original principal amount of the initial Term Loan Advance shall not exceed the Maximum Amount;

(e) the Notice of Term Loan Advance relating to such Term Loan Advance shall have been duly executed and delivered by Bronco; and

(f) With respect to a Term Loan Advance after the Closing Date, the aggregate original principal amount of all Term Loan Advances (including the Term Loan Advance to be made on the applicable Funding Date) shall not exceed the Maximum Amount.

2.2 Further Conditions to each Term Loan Advance. Lender shall not be obligated to fund any Term Loan Advance (including the initial Term Loan Advance), if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be untrue or incorrect as of such date, except to the extent that any such representation or warranty is expressly stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct as of such earlier date; or

(b) any event or circumstance that has had or reasonably could be expected to have a Material Adverse Effect shall have occurred; or

(c) any Default shall have occurred and be continuing or would result after giving effect to such Loan; or

(d) any of the documents contained in Schedule D are not provided to Lender in form and substance acceptable to Lender.

The request and acceptance by Borrowers of the proceeds of each Term Loan Advance shall be deemed to constitute, as of the date of such request and the date of such acceptance, (i) a representation and warranty by Borrowers that all of the conditions in this Section 2.1 and Section 2.2 have been satisfied and (ii) a restatement by Borrowers of each of the representations and warranties made by them in any Loan Document and a reaffirmation by Borrowers of the granting and continuance of Lender’s Liens pursuant to the Loan Documents.

3.	REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS

To induce Lender to enter into this Agreement and to make the Loan, Borrowers and each other Credit Party executing this Agreement represent and warrant to Lender (each of which representations and warranties shall survive the execution and delivery of this Agreement), and promise to and agree with Lender until the Termination Date as follows:

3.1 Corporate Existence; Compliance with Law. Each Corporate Credit Party: (a) is, as of the Closing Date, and will continue to be (i) a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) duly qualified to do business and in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (iii) in compliance with all Requirements of Law and Contractual Obligations, except to the extent failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) has and will continue to have (i) the requisite corporate power and authority and the legal right to execute, deliver and perform its obligations under the Loan Documents, and to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore or proposed to be conducted, and (ii) all licenses, permits, franchises, rights, powers, consents or approvals from or by all Persons or Governmental Authorities having jurisdiction over such Corporate Credit Party that are necessary or appropriate for the conduct of its business.

3.2 Executive Offices; Corporate or Other Names. (a) Each Corporate Credit Party’s name as it appears in official filings in the state of its incorporation or organization, (b) the type of entity of each Corporate Credit Party, (c) the organizational identification number issued by each such Credit Party’s state of incorporation or organization or a statement that no such number has been issued, (d) each Corporate Credit Party’s state of organization or incorporation, and (e) the location of each Corporate Credit Party’s chief executive office, principal executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) are as set forth in Disclosure Schedule (3.2) and, except as set forth in such Disclosure Schedule, such locations have not changed during the preceding twelve months. As of the Closing Date, during the prior five years, except as set forth in Disclosure Schedule (3.2), no Corporate Credit Party has been known as or conducted business in any other name (including trade names). Each Corporate Credit Party has only one state of incorporation or organization.

3.3 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the creation of all Liens provided for herein and therein: (a) are and will continue to be within such Credit Party’s power and authority; (b) have been and will continue to be duly authorized by all necessary or proper action; (c) are not and will not be in violation of any Requirement of Law or Contractual Obligation of such Credit Party (d) do not and will not result in the creation or imposition of any Lien (other than Permitted Encumbrances) upon any of the Collateral; and (e) do not and will not require the consent or approval of any Governmental Authority or any other Person. As of the Closing Date, each Loan Document shall have been duly executed and delivered on behalf of each Credit Party thereto, and each such Loan Document upon such execution and delivery shall be and will continue to be a legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

3.4 Financial Statements and Projections; Books and Records. (a) The Financial Statements delivered by Bronco and its Subsidiaries on a consolidated basis to Lender for its most recently ended Fiscal Year and Fiscal Quarter, are true, correct and complete and reflect fairly and accurately the financial condition of such Borrower as of the date of each such Financial Statement in accordance with GAAP. The Projections most recently delivered by each Borrower to Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such Projections were prepared and as of the date delivered to Lender and all such assumptions are disclosed in the Projections.

(b) Each Borrower and each other Corporate Credit Party shall keep adequate Books and Records with respect to the Collateral and its business activities in which proper entries, reflecting all consolidated and consolidating financial transactions, and payments and credits received on, and all other dealings with, the Collateral, will be made in accordance with GAAP and all Requirements of Law and on a basis consistent with the Financial Statements.

3.5 Material Adverse Change. Between the date of the most recently audited Financial Statements of Bronco and its Subsidiaries on a consolidated basis delivered to Lender and the Closing Date: (a) no Corporate Credit Party has incurred any obligations, contingent or non-contingent liabilities, or liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Projections delivered on the Closing Date and which could, alone or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) there has been no material deviation from such Projections; and (c) no events have occurred that alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect. No Requirement of Law or Contractual Obligation of any Credit Party has or have had or could reasonably be expected to have a Material Adverse Effect. No Credit Party is in default, and to such Credit Party’s knowledge no third party is in default, under or with respect to any of its Contractual Obligations, that alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

3.6 Real Estate; Property. The real estate listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, or used by each Corporate Credit Party in its business, and such Credit Party will not execute any material agreement or contract in respect of such real estate after the date of this Agreement without giving Lender prompt prior written notice thereof. Each Corporate Credit Party holds and will continue to hold good and marketable fee simple title to all of its owned real estate, and good and marketable title to all of its other properties and assets, and valid and insurable leasehold interests in all of its leases (both as lessor and lessee, sublessee or assignee), and none of the properties and assets of any Corporate Credit Party are or will be subject to any Liens, except

Permitted Encumbrances. With respect to each of the premises identified in Disclosure Schedule (3.2) on or prior the Closing Date a bailee, landlord or mortgagee agreement acceptable to Lender has been obtained.

3.7 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.7), as of the Closing Date no Corporate Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Corporate Credit Party (including all rights to purchase, options, warrants or similar rights or agreements pursuant to which any Corporate Credit Party may be required to issue, sell, repurchase or redeem any of its Stock) as of the Closing Date is owned by each of the Stockholders (and in the amounts) set forth in Disclosure Schedule (3.7). All outstanding Indebtedness of each Corporate Credit Party as of the Closing Date is described in Disclosure Schedule (5(b)).

3.8 Government Regulation; Margin Regulations. No Corporate Credit Party is subject to or regulated under any Federal or state statute, rule or regulation that restricts or limits such Person’s ability to incur Indebtedness, pledge its assets, or to perform its obligations under the Loan Documents. The making of the Loan, the application of the proceeds and repayment thereof, and the consummation of the transactions contemplated by the Loan Documents do not and will not violate any Requirement of Law. No Corporate Credit Party is engaged, nor will it engage, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and hereafter in effect (such securities being referred to herein as “Margin Stock”). No Corporate Credit Party owns any Margin Stock, and none of the proceeds of the Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock. No Corporate Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.9 Taxes; Charges. Except as disclosed in Disclosure Schedule (3.9) all tax returns, reports and statements required by any Governmental Authority to be filed by each Borrower or any other Credit Party have, as of the Closing Date, been filed and will, until the Termination Date, be filed with the appropriate Governmental Authority and no tax Lien has been filed against any Credit Party or any Credit Party’s property. Proper and accurate amounts have been and will be withheld by each Borrower and each other Credit Party from their respective employees for all periods in complete compliance with all Requirements of Law and such withholdings have and will be timely paid to the appropriate Governmental Authorities. Disclosure Schedule (3.9) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described on Disclosure Schedule (3.9), none of the Credit Parties or their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements or agreement extending the period of assessment of any Charges) or (b) to each Credit Party’s knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.

3.10 Payment of Obligations. Each Credit Party will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Charges and other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Credit Party and none of the Collateral is or could reasonably be expected to become subject to any Lien or forfeiture or loss as a result of such contest.

3.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other existing ERISA Events, could reasonably be expected to result in a liability of any Credit Party of more than the Minimum Actionable Amount. Except as disclosed in Disclosure Schedule (3.11), the present value of all accumulated benefit obligations of the Credit Parties under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than the Minimum Actionable Amount, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Account Standards No. 87) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such underfunded Plans by more than the Minimum Actionable Amount. No Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability in excess of the Minimum Actionable Amount.

3.12 Litigation. No Litigation is pending or, to the knowledge of any Credit Party, threatened by or against any Credit Party or against any Credit Party’s properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect. Except as set forth in Disclosure Schedule (3.12), as of the Closing Date there is no Litigation pending or threatened against any Credit Party that seeks damages in excess of $50,000 or injunctive relief or alleges criminal misconduct of any Credit Party. Each Credit Party shall notify Lender promptly in writing upon learning of the existence, threat or commencement of any Litigation against any Credit Party, any ERISA Affiliate or any Plan or any allegation of criminal misconduct against any Credit Party.

3.13 Intellectual Property. As of the Closing Date, all material Intellectual Property owned or used by any Corporate Credit Party is listed, together with application or registration numbers, where applicable, in Disclosure Schedule (3.13). Each Corporate Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to have a Material Adverse Effect. Each Corporate Credit Party will maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority and each Corporate Credit Party will promptly patent or register, as the case may be, all new Intellectual Property and notify Lender in writing five Business Days prior to filing any such new patent or registration.

3.14 Full Disclosure. No information contained in any Loan Document, the Financial Statements or any written statement furnished by or on behalf of any Credit Party under any Loan Document, or to induce Lender to execute the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.15 Hazardous Materials. Except as set forth in Disclosure Schedule (3.15), as of the Closing Date, (a) each real property location owned, leased or occupied by each Corporate Credit Party (the “Real Property”) is maintained free of contamination from any Hazardous Material (except for Hazardous Materials stored and used in the ordinary course of business and in accordance with applicable Environmental Laws), (b) no Corporate Credit Party is subject to any Environmental Liabilities or, to any Credit Party’s knowledge, potential Environmental Liabilities, in excess of $50,000 in the aggregate, (c) no notice has been received by any Corporate Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of any Credit Party, there are no facts, circumstances or conditions that may result in any Corporate Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (d) each Corporate Credit Party has provided to Lender copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Corporate Credit Party. Each Corporate Credit Party: (i) shall comply in all material respects with all applicable Environmental Laws and environmental permits; (ii) shall notify Lender in writing within seven days if and when it becomes aware of any Release, on, at, in, under, above, to, from or about any of its Real Property; and (iii) shall promptly forward to Lender a copy of any order, notice, permit, application, or any communication or report received by it or any other Credit Party in connection with any such Release.

3.16 Insurance. As of the Closing Date, Disclosure Schedule (3.16) lists all insurance of any nature maintained for current occurrences by each Borrower and each other Corporate Credit Party, as well as a summary of the terms of such insurance. Each Corporate Credit Party shall deliver to Lender certified copies and endorsements to all of its and those of its Subsidiaries (a) ”All Risk” and business interruption insurance policies naming Lender loss payee, and (b) general liability and other liability policies naming Lender as an additional insured, which policies shall be in form and substance acceptable to Lender. All policies of insurance on real and personal property will contain an endorsement, in form and substance acceptable to Lender, showing loss payable to Lender (Form 438 BFU or equivalent) and such other endorsements as required by Lender. Such endorsement, or an independent instrument furnished to Lender, will provide that the insurance companies will give Lender at least 30 days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of any Borrower or any other Person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage. Each Corporate Credit Party shall direct all present and future insurers under its “All Risk” policies of insurance to pay all proceeds payable thereunder directly to Lender. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Lender jointly, Lender may endorse such Credit Party’s name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Lender reserves the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance. Each Corporate Credit Party shall, on each anniversary of the Closing Date and from time to time at Lender’s request, deliver to Lender a report by a reputable insurance broker, satisfactory to Lender, with respect to such Person’s insurance policies.

3.17 Reserved.

3.18 Reserved.

3.19 Conduct of Business. Each Corporate Credit Party (a) shall conduct its business substantially as now conducted or as otherwise permitted hereunder, and (b) shall at all times maintain, preserve and protect all of the Collateral and such Credit Party’s other property, used or useful in the conduct of its business and keep the same in good repair, working order and condition and make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices.

3.20 Further Assurances. At any time and from time to time, upon the written request of Lender and at the sole expense of Borrowers, Borrowers and each other Credit Party shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Lender may reasonably deem desirable (a) to obtain the full benefits of this Agreement and the other Loan Documents, (b) to protect, preserve and maintain Lender’s rights in any Collateral or (c) to enable Lender to exercise all or any of the rights and powers herein granted.

4.	FINANCIAL MATTERS; REPORTS

4.1 Reports and Notices. From the Closing Date until the Termination Date, Bronco and its Subsidiaries on a consolidated basis shall deliver to Lender:

(a) within 60 days following the end of each Fiscal Quarter, the Financial Statements for such Fiscal Quarter, which shall provide comparisons to budget and actual results for the corresponding period during the prior Fiscal Year, both on a monthly and year-to-date basis, and accompanied by a certification in the form of Exhibit F by the Chief Executive Officer or Chief Financial Officer (or such other officer acceptable to Lender in Lender’s sole and absolute discretion) of Bronco that such Financial Statements are complete and correct and that there was no Default (or specifying those Defaults of which he or she was aware) and showing in reasonable detail the calculations used in determining compliance with the financial covenants hereunder, if any;

(b) within 90 days following the close of each Fiscal Year, the Financial Statements for such Fiscal Year certified without qualification by an independent certified accounting firm acceptable to Lender, which shall provide comparisons to the prior Fiscal Year, and shall be accompanied by (i) a statement in reasonable detail showing the calculations used in determining compliance with the financial covenants hereunder, (ii) a report from such accountants of Bronco and its Subsidiaries to the effect that in connection with their audit examination nothing has come to their attention to cause them to believe that a Default has occurred or specifying those Defaults of which they are aware, and (iii) any management letter that may be issued; provided, however, that Bronco and its Subsidiaries shall have one 120 days following the close of its Fiscal Year ending December 31, 2003 to comply with this subsection (b);

(c) not less than 30 days prior to the close of each Fiscal Year, the Projections, which will be prepared by Bronco and its Subsidiaries on a consolidated basis, in good faith, with care and diligence, and using assumptions that are reasonable under the circumstances at the time such Projections are delivered to Lender and disclosed therein when delivered; and

(d) all the reports and other information set forth in Exhibit A in the time frames set forth therein.

4.2 Financial Covenants. Bronco and its Subsidiaries on a consolidated basis shall not breach any of the financial covenants set forth in Schedule E. For purposes of Section 7.1, a breach of a financial covenant set forth in Schedule E shall be deemed to have occurred as of any date of determination by Lender or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Lender.

4.3 Other Reports and Information. Each Borrower shall advise Lender promptly, in reasonable detail, of: (a) any Lien, other than Permitted Encumbrances, attaching to or asserted against any of the Collateral or any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of such loss or decline; (b) any material change in the composition of the Collateral; and (c) the occurrence of any Default or other event that has had or could reasonably be expected to have a Material Adverse Effect. Each Borrower shall, upon request of Lender, furnish to Lender such other reports and information in connection with the affairs, business, financial condition, operations, prospects or management of such Borrower or any other Credit Party or the Collateral as Lender may request, all in reasonable detail.

5.	NEGATIVE COVENANTS

Borrowers covenant and agree that, without Lender’s prior written consent, from the Closing Date until the Termination Date, no Borrower shall, directly or indirectly, by operation of law or otherwise:

(a) form any Subsidiary or merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or make any investment in or loan or advance to any Person;

(b) cancel any debt owing to it or create, incur, assume or permit to exist any Indebtedness, except: (i) the Obligations and (ii) Indebtedness existing as of the Closing Date set forth in Disclosure Schedule 5(b);

(c) except as provided in Schedule E, enter into any lending, borrowing or other commercial transaction with any of its employees, directors, Affiliates or any other Credit Party (including upstreaming and downstreaming of cash and intercompany advances and payments by a Credit Party on behalf of another Credit Party that are not otherwise permitted hereunder);

(d) make any changes in any of its business objectives, purposes, or operations that could reasonably be expected to adversely affect repayment of the Obligations or could reasonably be expected to have a Material Adverse Effect or engage in any business other than that presently engaged in or proposed to be engaged in the Projections delivered to Lender on the Closing Date or amend its charter or by-laws or other organizational documents;

(e) create or permit any Lien on any of its properties or assets, except for Permitted Encumbrances;

(f) except as permitted in Section 1.2 hereof, sell, transfer, issue, convey, assign or otherwise dispose of any of its assets or properties (other than its Accounts Receivable) or any shares of its Stock or engage in any sale-leaseback, synthetic lease or similar transaction (provided, that the foregoing shall not prohibit the sale of Inventory or obsolete or unnecessary Equipment in the ordinary course of its business);

(g) change (i) its name as it appears in official filings in the state of its incorporation or organization, (ii) its chief executive office, principal executive office, corporate offices, warehouses or other Collateral locations, or location of its records concerning the Collateral, (iii) the type of legal entity that it is, (iv) its organization identification number, if any, issued by its state of incorporation or organization, or (v) its state of incorporation or organization, or acquire, lease or use any real estate after the Closing Date without such Person, in each instance, giving 30 days prior written notice thereof to Lender and taking all actions deemed necessary or appropriate by Lender to continuously protect and perfect Lender’s Liens upon the Collateral; or

(h) make or permit any Restricted Payment.

6.	SECURITY INTEREST

6.1 Grant of Security Interest. (a) As collateral security for the prompt and complete payment and performance of the Obligations, each of the Borrowers and any other Credit Party executing this Agreement hereby grants to the Lender a security interest in and Lien upon all of its property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title, or interest, including all of the following property in which it now has or at any time in the future may acquire any right, title or interest: all Accounts other than Accounts Receivable; all Deposit Accounts, all other bank accounts and all funds on deposit therein; all Investment Property; all Stock; all Goods (including Inventory, Equipment and Fixtures); all Chattel Paper, Documents and Instruments; all Books and Records; all General Intangibles (including all Intellectual Property, contract rights, choses in action, Payment Intangibles and Software); all Letter-of-Credit Rights; all Supporting Obligations; and to the extent not otherwise included, all Proceeds, tort claims, insurance claims and other rights to payment not otherwise included in the foregoing and products of all and any of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing, but excluding in all events Hazardous Waste (all of the foregoing, together with any other collateral pledged to the Lender pursuant to any other Loan Document, collectively, the “Collateral”); provided, however, in no event shall “Collateral” include any of any Borrower’s (i) money, cash or cash equivalents or (ii) Accounts Receivable.

(b) Borrowers, Lender and each other Credit Party executing this Agreement agree that this Agreement creates, and is intended to create, valid and continuing Liens upon the Collateral in favor of Lender. Borrowers and each other Credit Party executing this Agreement represent, warrant and promise to Lender that: (i) each Borrower and each other Credit Party granting a Lien in Collateral has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien pursuant to the Loan Documents, free and clear of any and all Liens or claims of others, other than Permitted Encumbrances; (ii) the security interests granted pursuant to this Agreement, upon completion of the filings and other actions listed on Disclosure Schedule (6.1) (which, in the case of all filings and other documents referred to in said Schedule, have been delivered to the Lender in duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Lender as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and purchasers from any Credit Party (other than purchasers of Inventory in the ordinary course of business) and such security interests are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Encumbrances that have priority by operation of law; and (iii) no effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Encumbrances. Borrowers and each other Credit Party executing this Agreement promise to defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons whomsoever, and each shall take such actions, including (w) all actions necessary to grant Lender “control” of any Investment Property, Deposit Accounts, Letter-of-Credit Rights or electronic Chattel Paper owned by such Credit Party, with any agreements establishing control to be in form and substance satisfactory to Lender, (x) the prompt delivery of all original Instruments, Chattel Paper, negotiable Documents and certificated Stock owned by such Credit Party (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank, (y) notification of Lender’s interest in Collateral at Lender’s request, and (z) the institution of litigation against third parties as shall be prudent in order to protect and preserve each Credit Party’s and Lender’s respective and several interests in the Collateral. Each Borrower (and any other Credit Party granting a Lien in Collateral) shall mark its Books and Records pertaining to the Collateral to evidence the Loan Documents and the Liens granted under the Loan Documents. If any Credit Party retains possession of any Chattel Paper or Instrument with Lender’s consent, such Chattel Paper and Instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of General Electric Capital Corporation.” Each Credit Party executing this Agreement shall promptly, and in any event within two Business Days after the same is acquired by it, notify Lender of any commercial tort claims (as defined in the Code) acquired by it and unless otherwise consented by Lender, such Credit Party shall enter into a supplement to this Loan Agreement granting to Lender a Lien in such commercial tort claim.

6.2 Lender’s Rights. (a) Lender may, (i) at any time in Lender’s own name or in the name of any Borrower, communicate with Account Debtors, parties to Contracts, and obligors in respect of Instruments, Chattel Paper or other Collateral to verify to Lender’s satisfaction, the existence, amount and terms of, and any other matter relating to, Accounts, Payment Intangibles, Instruments, Chattel Paper or other Collateral, and (ii) at any time after a Default has occurred and without prior notice to any Borrower or any other Credit Party, notify Account Debtors and other Persons obligated on any Collateral that Lender has a security interest therein and that payments shall be made directly to Lender. Upon the request of Lender, the applicable Borrower shall so notify such Account Debtors, parties to Contracts, and obligors in respect of Instruments, Chattel Paper or other Collateral. Each Borrower hereby irrevocably constitutes Lender or Lender’s designee as such Borrower’s attorney with power, which is coupled with an interest, to endorse such Borrower’s name upon any notes, acceptance drafts, money orders or other evidences of payment or Collateral.

(b) Each Borrower shall remain liable under each Contract, Instrument and License to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and Lender shall have no obligation or liability whatsoever to any Person under any Contract, Instrument or License (between any Borrower or any other Credit Party and any Person other than Lender) by reason of or arising out of the execution, delivery or performance of this Agreement, and Lender shall not be required or obligated in any manner (i) to perform or fulfill any of the obligations of any Borrower, (ii) to make any payment or inquiry, or (iii) to take any action of any kind to collect, compromise or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any Contract, Instrument or License.

(c) Each Borrower and each other Credit Party shall, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless a Default shall have occurred, in which event no notice shall be required and Lender shall have access at any and all times): (i) provide access to such property to Lender and any of its officers, employees and agents, as frequently as Lender determines to be appropriate; (ii) permit Lender and any of its officers, employees and agents to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of such Borrower’s and such Credit Party’s Books and Records; and (iii) permit Lender to inspect, review, evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Lender considers advisable, and such Borrower and such Credit Party agree to render to Lender, at such Borrower’s and such Credit Party’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.

(d) After the occurrence of a Default, each Borrower, at its own expense, shall cause the certified public accountant then engaged by such Borrower to prepare and deliver to Lender at any time and from time to time, promptly upon Lender’s request, the following reports: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) test verifications of such Accounts as Lender may request. Each Borrower, at its own expense, shall cause its certified independent public accountants to deliver to Lender the results of any physical verifications of all or any portion of the Inventory made or observed by such accountants when and if such verification is conducted. Lender shall be permitted to observe and consult with such Borrower’s accountants in the performance of these tasks.

6.3 Lender’s Appointment as Attorney-in-fact. On the Closing Date, each Borrower and each other Credit Party executing this Agreement shall execute and deliver a Power of Attorney in the form attached as Exhibit E. The power of attorney granted pursuant to the Power of Attorney and all powers granted under any Loan Document are powers coupled with an interest and shall be irrevocable until the Termination Date. The powers conferred on Lender under the Powers of Attorney are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender agrees not to exercise any power or authority granted under any Power of Attorney unless an Event of Default has occurred. Each Borrower also hereby (a) authorizes Lender to file any financing statements, continuation statements or amendments thereto that (i) indicate the Collateral (A) as all assets of such Borrower (or any portion of such Borrower’s assets) other than Accounts Receivable or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code of such jurisdiction, or (B) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment and (b) ratifies its authorization for Lender to have filed any initial financial statements, or amendments thereto if filed prior to the date hereof. Each Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement covering the Collateral without the prior written consent of Lender and agrees that it will not do so without the prior written consent of Lender, subject to such Borrower’s rights under Section 9-509(d)(2) of the Code.

6.4 Grant of License to Use Intellectual Property Collateral. Each Borrower and each other Credit Party executing this Agreement hereby grants to Lender an irrevocable, non-exclusive license (exercisable upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to any Borrower or such Credit Party) to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by such Borrower or such Credit Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, that such license will terminate on the Termination Date.

7.	EVENTS OF DEFAULT: RIGHTS AND REMEDIES

7.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder which shall be deemed to be continuing until waived in writing by Lender in accordance with Section 9.3:

(a) Borrowers shall fail to make any payment in respect of any Obligations within 10 calendar days of when due and payable or declared due and payable; or

(b) Any Borrower shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements, requirements, conditions or other terms or provisions contained in Sections 4.1, 4.2, or 5 of this Agreement; or

(c) Any Borrower or any Person that is a party to a Loan Document (other than Lender) shall fail to perform, keep or observe any of the other covenants, promises, agreements, requirements, conditions or other terms or provisions contained in this Agreement or any of the other Loan Documents (and not otherwise covered in this Section 7.1) and such failure shall not have been cured within 30 days after written notice of such failure has been given to such Borrower or such other Person; or

(d) an event of default shall occur under any Contractual Obligation of any Borrower (other than this Agreement and the other Loan Documents), and such event of default (i) involves the failure to make any payment (whether or not such payment is blocked pursuant to the terms of an intercreditor agreement or otherwise), whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness (other than the Obligations) of such Person in an aggregate amount exceeding the Minimum Actionable Amount, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof, in an aggregate amount exceeding the Minimum Actionable Amount to become due prior to its stated maturity or prior to its regularly scheduled date of payment; or

(e) any representation or warranty in this Agreement or any other Loan Document, or in any written statement pursuant hereto or thereto, or in any report, financial statement or certificate made or delivered to Lender by any Borrower or any other Credit Party shall be untrue or incorrect as of the date when made or deemed made, regardless of whether such breach involves a representation or warranty with respect to a Credit Party that has not signed this Agreement; or

(f) there shall be commenced against any Borrower or any other Credit Party any Litigation seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that remains unstayed or undismissed for 30 consecutive days; or any Borrower or any other Credit Party shall have concealed, removed or permitted to be concealed or removed, any part of its property with intent to hinder, delay or defraud any of its creditors or made or suffered a transfer of any of its property or the incurring of an obligation that may be fraudulent under any bankruptcy, fraudulent transfer or other similar law; or

(g) a case or proceeding shall have been commenced involuntarily against any Borrower or any other Credit Party in a court having competent jurisdiction seeking a decree or order: (i) under the United States Bankruptcy Code or any other applicable Federal, state or foreign bankruptcy or other similar law, and seeking either (A) the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Person or of any substantial part of its properties, or (B) the reorganization or winding up or liquidation of the affairs of any such Person, and such case or proceeding shall remain undismissed or unstayed for 60 consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or (ii) invalidating or denying any Person’s right, power, or competence to enter into or perform any of its obligations under any Loan Document or invalidating or denying the validity or enforceability of this Agreement or any other Loan Document or any action taken hereunder or thereunder; or

(h) Any Borrower or any other Credit Party shall (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it or seeking appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for it or any substantial part of its properties, (ii) make a general assignment for the benefit of creditors, (iii) consent to or take any action in furtherance of, or, indicating its consent to, approval of, or acquiescence in, any of the acts set forth in paragraphs (f) or (g) of this Section 7.1 or clauses (i) or (ii) of this subsection (h), or (iv) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due; or

(i) a final judgment or judgments for the payment of money in excess of the Minimum Actionable Amount in the aggregate shall be rendered against any Borrower or any other Credit Party, unless the same shall be (i) fully covered by insurance and the issuer(s) of the applicable policies shall have acknowledged full coverage in writing within 15 days of judgment, or (ii) vacated, stayed, bonded, paid or discharged within a period of 15 days from the date of such judgment; or

(j) any other event shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect; or

(k) any provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any Lien granted, or intended by the Loan Documents to be granted, to Lender shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in the Loan Documents) in any of the Collateral (or any Credit Party shall so assert any of the foregoing); or

(l) a Change of Control shall have occurred with respect to any Corporate Credit Party; or

(m) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred and are then continuing, could reasonably be expected to result in liability of any Credit Party in an aggregate amount exceeding the Minimum Actionable Amount; or

(n) the occurrence of an “event of default” or a “default” (however defined) under any other Loan Document; or

(o) any Guarantor shall repudiate, purport to revoke or fail to perform such Guarantor’s obligations under its Guaranty, or any individual Guarantor shall die.

7.2 Remedies. (a) If an Event of Default shall have occurred, then Lender may terminate or suspend its obligation to make further Term Loan Advances. In addition, if an Event of Default shall have occurred and not been waived in writing by Lender, Lender may, without notice, take any one or more of the following actions: (i) declare all or any portion of the Obligations to be forthwith due and payable; or (ii) exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of any Event of Default specified in Sections 7.1(f), (g) or (h), the Obligations shall become immediately due and payable (and any obligation of Lender to make further Term Loan Advances, if not previously terminated, shall immediately terminate) without declaration, notice or demand by Lender.

(b) Without limiting the generality of the foregoing, each Borrower and each other Credit Party executing this Agreement expressly agrees that upon the occurrence of any Event of Default, Lender may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall have the right upon any such public sale, to the extent permitted by law, to purchase for the benefit of Lender the whole or any part of said Collateral so sold, free of any right of equity of redemption, which right each Borrower and each other Credit Party executing this Agreement hereby releases. Such sales may be adjourned, or continued from time to time with or without notice. Lender shall have the right to conduct such sales on any Credit Party’s premises or elsewhere and shall have the right to use any Credit Party’s premises without rent or other charge for such sales or other action with respect to the Collateral for such time as Lender deems necessary or advisable.

(c) Upon the occurrence of an Event of Default and at Lender’s request, each Borrower and each other Credit Party executing this Agreement agrees, to assemble the Collateral and make it available to Lender at places that Lender shall reasonably select, whether at its premises or elsewhere. Until Lender is able to effect a sale, lease, or other disposition of the Collateral, Lender shall have the right to complete, assemble, use or operate the Collateral or any part thereof, to the extent that Lender deems appropriate, for the purpose of preserving such Collateral or its value or for any other purpose. Lender shall have no obligation to any Credit Party to maintain or preserve the rights of any Credit Party as against third parties with respect to any Collateral while such Collateral is in the possession of Lender. Lender may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of Lender’s remedies with respect thereto without prior notice or hearing. To the maximum extent permitted by applicable law, each Borrower and each other Credit Party executing this Agreement waives all claims, damages, and demands against Lender, its Affiliates, agents, and the officers and employees of any of them arising out of the repossession, retention or sale of any Collateral except such as are determined in a final judgment by a court of competent jurisdiction to have arisen solely out of the gross negligence or willful misconduct of such Person. Each Borrower and each other Credit Party executing this Agreement agrees that 10 days’ prior notice by Lender to such Credit Party of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Each Borrower and each other Credit Party shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Lender is entitled.

(d) Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Lender may have under any Loan Document or at law or in equity. Recourse to the Collateral shall not be required. All provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited, to the extent necessary, so that they do not render this Agreement invalid or unenforceable, in whole or in part.

7.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower and each other Credit Party executing this Agreement waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, the Term Note or any other notes, commercial paper, Accounts, Contracts, Documents, Instruments, Chattel Paper and guaranties at any time held by Lender on which such Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws. Each Borrower and each other Credit Party executing this Agreement acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Loan Documents and the transactions evidenced hereby and thereby.

7.4 Proceeds. The Proceeds of any sale, disposition or other realization upon any Collateral shall be applied by Lender upon receipt to the Obligations in such order as Lender may deem advisable in its sole discretion, and after the indefeasible payment and satisfaction in full in cash of all of the Obligations, and after the payment by Lender of any other amount required by any provision of law, including Sections 9-608(a)(1) and 9-615(a)(3) of the Code (but only after Lender has received what Lender considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to Borrowers or their representatives or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

8.	SUCCESSORS AND ASSIGNS

Each Loan Document shall be binding on and shall inure to the benefit of each Borrower and each other Credit Party executing such Loan Document, Lender, and their respective successors and assigns, except as otherwise provided herein or therein. None of (a) the Borrowers or (b) any other Credit Party may assign, transfer, hypothecate, delegate or otherwise convey its rights, benefits, obligations or duties under any Loan Document without the prior express written consent of Lender. Any such purported conveyance by such Borrower or such Credit Party without the prior express written consent of Lender shall be void. There shall be no third party beneficiaries of any of the terms and provisions of any of the Loan Documents. Lender reserves the right at any time to create and sell participations in the Loan and the Loan Documents and to sell, transfer or assign any or all of its rights in the Loan and under the Loan Documents.

9.	MISCELLANEOUS

9.1 Complete Agreement; Modification of Agreement. This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied). No Loan Document may be modified, altered or amended except by a written agreement signed by Lender, and each other Credit Party a party to such Loan Document. Each Borrower and each other Credit Party executing this Agreement or any other Loan Document shall have all duties and obligations under this Agreement and such other Loan Documents from the date of its execution and delivery, regardless of whether the initial Loan has been funded at that time.

9.2 Expenses. Each Borrower agrees to pay or reimburse Lender for all costs and expenses (including the fees and expenses of all counsel, advisors, consultants (including environmental and management consultants) and auditors retained in connection therewith), incurred in connection with: (a) the preparation, negotiation, execution, delivery, performance and enforcement of the Loan

Documents and the preservation of any rights thereunder; (b) collection including deficiency collections; (c) the forwarding to any Borrower or any other Person on behalf of any Borrower by Lender of the proceeds of the Loan (including a wire transfer fee of $25 per wire transfer); (d) any amendment, waiver or other modification or waiver of, or consent with respect to any Loan Document or advice in connection with the administration of the Loan or the rights thereunder; (e) any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of Lender, any Borrower or any other Person), and an appeal or review thereof, in any way relating to the Collateral, any Loan Document, or any action taken or any other agreements to be executed or delivered in connection therewith, whether as a party, witness or otherwise; and (f) any effort (i) to monitor the Loan, (ii) to evaluate, observe or assess any Borrower or any other Credit Party or the affairs of such Person, and (iii) to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral.

9.3 No Waiver. Neither Lender’s failure, at any time, to require strict performance by any Borrower or any other Credit Party of any provision of any Loan Document, nor Lender’s failure to exercise, nor any delay in exercising, any right, power or privilege hereunder, shall operate as a waiver thereof or waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege. Any suspension or waiver of a Default or other provision under the Loan Documents shall not suspend, waive or affect any other Default or other provision under any Loan Document, and shall not be construed as a bar to any right or remedy that Lender would otherwise have had on any future occasion. None of the undertakings, indemnities, agreements, warranties, covenants and representations of any Borrower or any other Credit Party to Lender contained in any Loan Document and no Default by any Borrower or any other Credit Party under any Loan Document shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer or other authorized employee of Lender and directed to such Borrower specifying such suspension or waiver (and then such waiver shall be effective only to the extent therein expressly set forth), and Lender shall not, by any act (other than execution of a formal written waiver), delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder.

9.4 Severability; Section Titles. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of any Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under the Loan Documents shall in any way affect or impair the Obligations, duties, covenants, representations and warranties, indemnities, and liabilities of any Borrower or any other Credit Party or the rights of Lender relating to any unpaid Obligation, (due or not due, liquidated, contingent or unliquidated), or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is not required until after the Commitment Termination Date, all of which shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that all indemnity obligations of the Credit Parties under the Loan Documents shall survive the Termination Date. The Section titles contained in any Loan Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties thereto.

9.5 Authorized Signature. Until Lender shall be notified in writing by Borrowers or any other Credit Party to the contrary, the signature upon any document or instrument delivered pursuant hereto and believed by Lender or any of Lender’s officers, agents, or employees to be that of an officer of the applicable Borrower or such other Credit Party shall bind such Borrower and such other Credit Party and be deemed to be the act of such Borrower or such other Credit Party affixed pursuant to and in accordance with resolutions duly adopted by such Borrower’s or such other Credit Party’s board of directors or other governing body, as applicable, and Lender shall be entitled to assume the authority of each signature and authority of the person whose signature it is or appears to be unless the person acting in reliance thereon shall have actual knowledge to the contrary.

9.6 Notices. Except as otherwise provided herein, whenever any notice, demand, request or other communication shall or may be given to or served upon any party by any other party, or whenever any party desires to give or serve upon any other party any communication with respect to this Agreement, each such communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 9.6), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when hand-delivered, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Schedule B or to such other address (or facsimile number) as may be substituted by notice given as herein provided. Failure or delay in delivering copies of any such communication to any Person (other than any Borrower or Lender) designated in Schedule B to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request or other communication.

9.7 Counterparts. Any Loan Document may be authenticated in any number of separate counterparts by any one or more of the parties thereto, and all of said counterparts taken together shall constitute one and the same instrument, provided that, with respect to this Agreement, only the original marked “ORIGINAL: 1 OF 2” on the execution page thereof shall constitute chattel paper under the UCC. Any Loan Document may be authenticated by manual signature, facsimile or, if approved in writing by Lender, electronic means, all of which shall be equally valid.

9.8 Time of the Essence. Time is of the essence for performance of the Obligations under the Loan Documents.

9.9 GOVERNING LAW. THE LOAN DOCUMENTS AND THE OBLIGATIONS ARISING UNDER THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.

9.10 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. (A) EACH BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN SUCH BORROWER AND SUCH CREDIT PARTY AND LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT LENDER, SUCH BORROWER AND SUCH CREDIT PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. EACH BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND SUCH BORROWER AND SUCH CREDIT PARTY HEREBY WAIVE ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER OR SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN SCHEDULE B OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER’S OR SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(B) THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN LENDER, ANY BORROWER AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

9.11 Press Releases. Neither any Credit Party nor any of its Affiliates will in the future issue any press release or other public disclosure using the name of General Electric Capital Corporation or its affiliates or referring to this Agreement or the other Loan Documents without at least two Business Days’ prior notice to Lender and without the prior written consent of Lender unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with Lender before issuing such press release or other public disclosure.

9.12 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment of all or any part of the Obligations is rescinded or must otherwise be returned or restored by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any other Credit Party, or otherwise, all as though such payments had not been made.

IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed as of the date first written above.

BRONCO DRILLING COMPANY, L.L.C.

By	/s/ PAUL JACOBI
Name	Paul Jacobi
Title	Vice President

ELK HILL DRILLING, INC.

By	/s/ PAUL JACOBI
Name	Paul Jacobi
Title	Vice President

WRANGLER EQUIPMENT LLC

By	/s/ PAUL JACOBI
Name	Paul Jacobi
Title	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By	/s/ JOSEPH B. WILLIAMS
Name	Joseph B. Williams
Title	Senior Risk Manager

ORIGINAL:      OF 2

SCHEDULE A - DEFINITIONS

Capitalized terms used in this Agreement and the other Loan Documents shall have (unless otherwise provided elsewhere in this Agreement or in the other Loan Documents) the following respective meanings:

“Account Debtor” means any Person who is or may become obligated with respect to, or on account of, an Account, Chattel Paper or General Intangible (including a Payment Intangible).

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Person, including: (i) all Accounts Receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments) (including any such obligations which may be characterized as an account or contract right under the Code); (ii) all of such Person’s rights in, to and under all purchase orders or receipts for goods or services; (iii) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (iv) all rights to payment due to such Person for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person), and (v) all health care insurance receivables; and (vi) all collateral security of any kind given by any Account Debtor or any other Person with respect to any of the foregoing.

“Accounts Receivable” means accounts receivable arising from (i) property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of in the ordinary course of business and (ii) services rendered or to be rendered, including all replacements, substitutions, records and proceeds relating thereto.

“Adjusted Rate” has the meaning ascribed to such term in Section 1.12.

“Affected Property” has the meaning ascribed to such term in Section 1.2(f).

“Affected Property Amount” means an amount equal to the greater of (a) the Net Proceeds with respect to the Affected Property and (b) the sum of (i) the product of (A) the then outstanding principal amount of the Loan and (B) a percentage equal to the original cost of the Affected Property divided by the original cost of all of the tangible Collateral, (ii) accrued and unpaid interest on the amount in (b)(i) and (iii) all other amounts owed under the Loan Documents.

“Affiliate” means, with respect to any Person: (i) each other Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power for the election of directors of such Person; (ii) each other Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person; or (iii) each of such Person’s officers, directors, joint venturers and partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement including all appendices, exhibits or schedules attached or otherwise identified thereto, restatements and modifications and supplements thereto, and any appendices, exhibits or schedules to any of the foregoing, each as effect at the time such reference becomes operative; provided, that except as specifically set forth in this Agreement, any reference to the Disclosure Schedules to this Agreement shall be deemed a reference to the Disclosure Schedules as in effect on the Closing Date or in a written amendment thereto executed by Borrowers and Lender.

“Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or the applicable Borrower’s business.

“Borrower” or “Borrowers” means each of the Persons identified as such in the preamble of this Agreement, as applicable.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Capital Expenditures” means all payments or accruals (including Capital Lease Obligations) for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise would be disclosed as such in a note to such balance sheet, other than, in the case of any Borrower, any such lease under which such Borrower is the lessor.

“Capital Lease Obligation” means, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

“CERCLA” means Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as now or hereafter amended (42 U.S.C. Section 9601 et seq.).

“Change of Control” means, with respect to any Person on or after the Closing Date, that any change in the composition of such Person’s stockholders as of the Closing Date shall occur which would result in any stockholder or group acquiring 49.9% or more of any class of Stock of such Person, or that any Person (or group of Persons acting in concert) shall otherwise acquire, directly or indirectly (including through Affiliates), the power to elect a majority of the board of directors of such Person or otherwise direct the management or affairs of such Person by obtaining proxies, entering into voting agreements or trusts, acquiring securities or otherwise.

“Charges” means all Federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to PBGC at the time due and payable), levies, customs or other duties, assessments, charges, liens, and all additional charges, interest, penalties, expenses, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) the employees, payroll, income or gross receipts of any Credit Party, (iv) the ownership or use of any assets by any Credit Party, or (v) any other aspect of any Credit Party’s business.

“Chattel Paper” means all “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Person.

“Closing Date” means the date that the proceeds of the initial Term Loan Advance are disbursed to, or on behalf of, Borrowers, which date shall be the date of the Term Note.

“Closing Fee” has the meaning assigned to it in Schedule C.

“Closing Letter” means the Post-Closing Letter Agreement dated as of the Closing Date among Borrowers and Lender.

“Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern.

“Collateral” has the meaning assigned to it in Section 6.1.

“Collection Account” means that certain account of Lender, account number 502-02-962 in the name of GE CEF Main Depository Account, with Deutsch Trust Company Americas, 60 Wall Street, New York, NY, ABA number 021-001-033.

“Commitment Termination Date” means the earliest of (i) the Stated Expiry Date, (ii) the date Lender’s obligation to advance funds is terminated pursuant to Section 7.2, and (iii) the date of indefeasible prepayment in full by Borrowers of the Obligations in accordance with the provisions of Section 1.2(c).

“Contracts” means all the contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Person may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound.

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“Copyright License” means rights under any written agreement now owned or hereafter acquired by any Person granting the right to use any Copyright or Copyright registration.

“Copyrights” shall mean all of the following now owned or hereafter adopted or acquired by any Person: (i) all copyrights in any original work of authorship fixed in any tangible medium of expression, now known or later developed, all registrations and applications for registration of any such copyrights in the United States or any other country, including registrations, recordings and applications, and supplemental registrations, recordings, and applications in the United States Copyright Office; and (ii) all Proceeds of the foregoing, including license royalties and proceeds of infringement suits, the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all renewals and extensions thereof.

“Corporate Credit Party” means any Credit Party that is a corporation, partnership or limited liability company.

“Credit Party” means each Borrower and each other Person (other than Lender) that is or may become a party to this Agreement or any other Loan Document.

“Default” means any Event of Default or any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning assigned to it in Section 1.5(c).

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Person.

“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

“EBITDA” means, for any period, the Net Income (Loss) of Bronco and its Subsidiaries on a consolidated basis for such period, plus interest expense, income tax expense, amortization expense, depreciation expense and extraordinary losses and minus extraordinary gains, in each case, of Bronco and its Subsidiaries on a consolidated basis for such period determined in accordance with GAAP to the extent included in the determination of such Net Income (Loss).

“Environmental Laws” means all Federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

“Environmental Liabilities” means all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages of whatever nature, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand of whatever nature by any Person and which relate to any health or safety condition regulated under any Environmental Law, environmental permits or in connection with any Release, threatened Release, or the presence of a Hazardous Material.

“Equipment” means all “equipment” as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, including (without limitation) any and all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal property (other than Inventory) of every kind and description that may be now or hereafter used in such Person’s operations or which are owned by such Person or in which such Person may have an interest, and all parts, accessories and accessions thereto and substitutions and replacements therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b), (c), (m) or (o) of the IRC, or, solely for the purposes of Section 302 of ERISA and Section 412 of the IRC, is treated as a single employer under Section 414 of the IRC.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(b) of the IRC or Section 303(d) of ERISA of an application for a waiver of the minimum funding

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standard with respect to any Plan; (d) the incurrence by any Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any ERISA Affiliate of any liability with respect to any withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to it in Section 7.1.

“Fees” means the fees due to Lender as set forth in Schedule C.

“Financial Statements” means the consolidated and consolidating income statement, balance sheet and statement of cash flows of the applicable Borrower and its Subsidiaries, internally prepared for each Fiscal Quarter, and audited for each Fiscal Year, prepared in accordance with GAAP.

“Fiscal Quarter” means any of the quarterly accounting periods of the applicable Borrower.

“Fiscal Year” means the 12-month period of the applicable Borrower ending December 31 of each year. Subsequent changes of the fiscal year of such Borrower shall not change the term “Fiscal Year” unless Lender shall consent in writing to such change.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Person.

“Funding Date” means, with respect to each Term Loan Advance after the initial Term Loan Advance, the date that the proceeds of such additional Term Loan Advance are disbursed to, or on behalf of, Borrowers.

“Funding Period” means the period commencing on the Closing Date and ending on the Commitment Termination Date.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Person, including all right, title and interest that such Person may now or hereafter have in or under any Contract, all Payment Intangibles, customer lists, Licenses, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, data bases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including the Goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, and rights of indemnification.

“Goods” means all “goods,” as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Goodwill” means all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by any Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such guaranteeing Person (whether or not contingent): (i) to purchase or repurchase any such primary obligation; (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor; (iii) to purchase property,

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securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) to indemnify the owner of such primary obligation against loss in respect thereof.

“Guarantor” means each Person that executes a Guaranty or a support, put or other similar agreement in favor of Lender in connection with the transactions contemplated by this Agreement.

“Guaranty” means any agreement to perform all or any portion of the Obligations on behalf of any Borrower or any other Credit Party, in favor of, and in form and substance satisfactory to, Lender, together with all amendments, modifications and supplements thereto, and shall refer to such Guaranty as the same may be in effect at the time such reference becomes operative.

“Hazardous Material” means any substance, material or waste that is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Hazardous Waste” has the meaning ascribed to such term in the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et. seq.).

“Indebtedness” of any Person means: (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business and not more than forty-five (45 days past due); (ii) all obligations evidenced by notes, bonds, debentures or similar instruments; (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all Capital Lease Obligations; (v) all Guaranteed Indebtedness; (vi) all Indebtedness referred to in clauses (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (vii) the Obligations; and (viii) all liabilities under Title IV of ERISA.

“Indemnified Liabilities” and “Indemnified Person” have the respective meanings assigned to them in Section 1.11.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, including all certificated securities and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, trade secrets and customer lists.

“Interest Period” means, with respect to the Loan, initially, the period beginning on the Closing Date of the Loan and ending on the next Payment Date, and thereafter each period of one calendar month beginning on the Payment Date on which the next preceding Interest Period expires and ending on the immediately succeeding Payment Date.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, including all inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or are to be furnished under a contract of service or that constitute raw materials, work in process, finished goods, returned goods or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Person’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located.

“IRC” and “IRS” mean respectively, the Internal Revenue Code of 1986 and the Internal Revenue Service, and any successors thereto.

“Lender” means General Electric Capital Corporation and, if at any time Lender shall decide to assign or syndicate all or any of the Obligations, such term shall include such assignee or such other members of the syndicate.

“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Person, including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance.

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“LIBOR” means, with respect to the Loan and the applicable Interest Period, a rate of interest equal to (i) the rate under the column indicating the 30-day Eurodollar Deposits (London) (“LIBOR”) as stated in the Federal Reserve Statistical Release H.15 (519) published on the third Business Day prior to the first day of the applicable Interest Period, or if, for any reason whatsoever, the Federal Reserve Statistical Release H.15 (519) is no longer published, LIBOR shall be equal to the rate listed for LIBOR which is published in the Money Rates Column of the Wall Street Journal, Eastern Edition (or, in the event such rate is not so published, in such other nationally recognized publication as Payee may specify) on the third Business Day prior to the first day of the applicable Interest Period divided by (ii) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two business days prior to the beginning of each calendar month (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Person.

“Lien” means any mortgage, security deed or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” means any claim, lawsuit, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority.

“Loan” means at any time the loan in the aggregate principal amount of the Term Loan Advances then outstanding.

“Loan Documents” means this Agreement, the Term Note, the Financial Statements, each Guaranty, each Power of Attorney, the Pay Proceeds Letter, the Closing Letter and the other documents and instruments listed in Schedule D, and all security agreements, mortgages and all other documents, instruments, certificates, and notices at any time delivered by any Person (other than Lender) in connection with any of the foregoing.

“Loan Rate” has the meaning assigned to it in Section 1.5, but subject to the terms hereof.

“Loan Year” means the period from January 1 of a given year to December 31 of such year, except that the first Loan Year shall be from Closing Date to December 31, 2004.

“Loss Event” has the meaning assigned to it in Section 1.2(f).

“Material Adverse Effect” means: a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Bronco and its Subsidiaries on a consolidated basis or any other Credit Party, (b) any Borrower’s or any other Credit Party’s ability to pay or perform the Obligations under the Loan Documents to which such Credit Party is a party in accordance with the terms thereof, (c) the Collateral or Lender’s Liens on the Collateral or the priority of any such Lien, or (d) Lender’s rights and remedies under this Agreement and the other Loan Documents.

“Maximum Amount” means $12,000,000.

“Minimum Actionable Amount” means $200,000.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, to which any Borrower, any other Credit Party or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Income (Loss)” means with respect to any Person and for any period, the aggregate net income (or loss) after taxes of such Person for such period, determined in accordance with GAAP.

“Notice of Term Loan Credit Advance” has the meaning assigned to it in Section 1.1(b).

“Obligations” means all loans, advances, debts, expense reimbursement, fees, liabilities, and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are

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liquidated or determinable) owing by any Borrower and any other Credit Party to Lender, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, whether arising under any of the Loan Documents or under any other agreement between such Borrower, such Credit Party and Lender, and all covenants and duties regarding such amounts. This term includes all principal, interest (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loan and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Borrower under any of the Loan Documents, and all principal and interest due in respect of the Loan and all obligations and liabilities of any Guarantor under any Guaranty.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Person granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which any Person now holds or hereafter acquires any interest: (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country; and (ii) all reissues, continuations, continuations-in-part or extensions thereof.

“Payment Date” means the first day of each calendar month, commencing with respect to each Term Loan Advance on the first day of the first month after the Funding Date of such Term Loan Advance.

“Payment Intangibles” means all “payment intangibles” as such term is defined in the Code, now owned or hereafter acquired by any Person.

“Pay Proceeds Letter” means the Pay Proceeds Letter dated the Closing Date executed by Borrowers with respect to the initial Term Loan Advance.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Encumbrances” means the following encumbrances: (i) Liens for taxes or assessments or other governmental Charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of Section 3.10; (ii) inchoate and unperfected workers’, mechanics’, or similar liens arising in the ordinary course of business for sums not delinquent; (iii) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing indebtedness not yet due and payable in an outstanding aggregate amount not in excess of $25,000 at any time so long as such Liens attach only to Inventory; (iv) Liens in existence on the Closing Date as disclosed on Disclosure Schedule 5(e) provided that no such Lien is spread to cover additional property after the Closing Date, the amount of Indebtedness secured thereby is not increased, and any such Lien is subordinated pursuant to the terms of the Subordination Agreement; and (v) Liens in favor of Lender securing the Obligations.

“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Power of Attorney” means the power of attorney executed by the applicable Borrower in the substantially in the form of Exhibit E.

“Prepayment Fee” means the prepayment fee specified in Schedule C.

“Prime” means the annual prime rate of interest announced from time to time in The Wall Street Journal, Eastern Edition.

“Principal Payment Date” means the each Payment Date, commencing with respect to each Term Loan Advance on the first day of the first month that is at least one full month after the Funding Date of such Term Loan Advance.

“Proceeds” means “proceeds,” as such term is defined in the Code and, in any event, shall include: (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Borrower or any other Credit Party from time to time with respect to any

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Collateral; (ii) any and all payments (in any form whatsoever) made or due and payable to any Borrower or any other Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Collateral by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority); (iii) any claim of any Borrower or any other Credit Party against third parties (A) for past, present or future infringement of any Intellectual Property or (B) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License; (iv) any recoveries by any Borrower or any other Credit Party against third parties with respect to any litigation or dispute concerning any Collateral, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral; (v) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock; and (vi) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Projections” means as of any date the consolidated and consolidating balance sheet, statements of income and cash flow for the applicable Borrower and its Subsidiaries (including forecasted Capital Expenditures) (i) by month for the next Fiscal Year, and (ii) by year for the following three Fiscal Years, in each case prepared in a manner consistent with GAAP and accompanied by senior management’s discussion and analysis of such plan.

“Purchase Money Indebtedness” means (i) any Indebtedness incurred for the payment of all or any part of the purchase price of any fixed asset, (ii) any Indebtedness incurred for the sole purpose of financing or refinancing all or any part of the purchase price of any fixed asset, and (iii) any renewals, extensions or refinancings thereof (but not any increases in the principal amounts thereof outstanding at that time).

“Purchase Money Lien” means any Lien upon any fixed assets which secures the Purchase Money Indebtedness related thereto but only if such Lien shall at all times be confined solely to the asset the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Indebtedness secured by such Lien and only if such Lien secures only such Purchase Money Indebtedness.

“Real Property” has the meaning assigned to it in Section 3.15.

“Release” means as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Requirement of Law” means as to any Person, the Certificate or Articles of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means: (i) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of any Borrower’s or any other Credit Party’s Stock; (ii) any payment or distribution made in respect of any subordinated Indebtedness of any Borrower or any other Credit Party in violation of any subordination or other agreement made in favor of Lender; (iii) any payment on account of the purchase, redemption, defeasance or other retirement of any Borrower’s or any other Credit Party’s Stock or Indebtedness or any other payment or distribution made in respect of any thereof, either directly or indirectly; other than (A) that arising under this Agreement or (B) interest and principal, when due without acceleration or modification of the amortization as in effect on the Closing Date, under Indebtedness (not including subordinated Indebtedness, payments of which shall be permitted only in accordance with the terms of the relevant subordination agreement made in favor of Lender) described in Disclosure Schedule (5(b)); or (iv) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person which is not expressly and specifically permitted in this Agreement; provided, that no payment to Lender shall constitute a Restricted Payment.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Person, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Stated Expiry Date” means June 26, 2004.

“Stated Maturity Date” means, for each Term Loan Advance, the date that is 59 months after the first Principal Payment Date of such Term Loan Advance, but in no event later than July 1, 2009.

“Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in

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Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means each holder of Stock of any Borrower or any other Credit Party.

“Subsidiary” means, with respect to any Person, (i) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (ii) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or manager or may exercise the powers of a general partner or manager.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Tangible Net Worth” means, with respect to any Person, at any date, the total assets (excluding any assets attributable to any issuances by such Person of any Stock after the Closing Date and excluding any intangible assets) minus the total liabilities, in each case, of such Person at such date determined in accordance with GAAP.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender.

“Term Loan” means the loan in the amount specified in and evidenced by the Term Note, and made to Borrowers under the terms of this Agreement, and any renewals, extensions, revisions, modifications or replacements therefor or thereof.

“Term Loan Advance” has the meaning assigned to it in Section 1.1(a).

“Term Note” means the promissory note of Borrowers dated the Closing Date, substantially in the form of Exhibit C, and any renewals, extensions, revisions, modifications or replacements therefor or thereof.

“Termination Date” means the date on which all Obligations under this Agreement are indefeasibly paid in full, in cash, and no Borrower shall have any further right to borrow any moneys or obtain other credit extensions or financial accommodations under this Agreement.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Person granting any right to use any Trademark or Trademark registration.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Person: (i) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered) all registrations and recordings thereof, and all applications in connection therewith, including (without limitation) all registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country or any political subdivision thereof: (ii) all reissues, extensions or renewals thereof; and (iii) all goodwill associated with or symbolized by any of the foregoing.

“Transaction Summary” means the Transaction Summary set forth in the Recitals to this Agreement.

“Unused Fee” has the meaning assigned to it in Schedule C.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wrangler Appraisal” means the appraisal dated December 20, 2003 prepared for Lender by Hadco International.

Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the Closing Date unless Borrowers and Lender

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shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. All other undefined terms contained in this Agreement or the other Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code. The words “herein,” “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the exhibits and schedules thereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

For purposes of this Agreement and the other Loan Documents, the following additional rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural; (b) the term “or” is not exclusive; (c) the term “including” (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and (e) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

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